Exhibit 10.29

THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT (the “Amendment”) made as May 2, 2012, by and between JEFFROAD GREEN, LLC, a Delaware limited liability company (“Landlord”), having an address c/o Prism Capital Partners, LLC, at 50 Grand Avenue, Englewood, New Jersey 07631-3506, Attn: Eugene Diaz, and PINNACLE FOODS GROUP LLC, a Delaware limited liability company (“Tenant”), having an address at 399 Jefferson Road, Parsippany, New Jersey 07054.

W I T N E S S E T H:
WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated December 14, 2010, as amended by that certain First Amendment to Lease dated July 28, 2011 and that certain Second Amendment to Lease dated February 2, 2012 (collectively, the “Lease”) for 103,931 rentable square feet in the building (the “Premises”) located at 399 Jefferson Road, Parsippany, New Jersey 07054 (the “Building”);
WHEREAS, Tenant is required to perform certain work to the Premises and the Building, which work is defined as the Phase 2 Finish Work;
WHEREAS, the Phase 2 Finish Work includes certain landscaping and masonry work to be installed and constructed in and around the front entrance of the Building (the “Landscaping and Masonry Work”) in accordance with the schematic drawing attached as Schedule A hereto;
WHEREAS, Landlord is required to pay Tenant an allowance of $3,856,743.72 for the hard and soft costs of constructing the Phase 2 Finish Work, which allowance is defined as the Phase 2 Allowance;
WHEREAS, Landlord and Tenant each wish to amend the Lease to provide, among other things, that: (i) Landlord shall perform the Landscaping and Masonry Work; and (ii) the Phase 2 Allowance shall be reduced by $50,000.00, from $3,856,743.72 to $3,806,743.72;
WHEREAS, Landlord and Tenant each wish to amend the Lease as of the date hereof in accordance with, and subject to, the provisions of this Amendment.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration exchanged by Landlord and Tenant, the receipt and sufficiency of which are hereby expressly acknowledged, it is AGREED as of the date hereof:
1.Defined Terms. For the purposes of this Amendment, words and phrases used herein with initial capital case letters and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Lease.
2.    Landscaping and Masonry Work. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that: (i) Tenant has no obligation to perform the Landscaping and Masonry Work; and (ii) Landlord shall perform the Landscaping and Masonry Work in a good and workmanlike manner and in compliance with all applicable Legal Requirements. Landlord shall use all reasonable and good faith efforts to complete the Landscaping and Masonry Work in a timely manner.
3.    Amendments to Lease. As of the date hereof, Section 3(a) of Schedule D of the Lease shall be amended to reflect that the Phase 2 Allowance is reduced by $50,000.00, from $3,856,743.72 ($66.42 per rentable square foot for the Phase 2 Premises, including the square footage of the Right of First Refusal Space) to $3,806,743.72 (approximately $65.56 per rentable square foot for the Phase 2 Premises, including the square footage of the Right of First Refusal Space).
4.    Brokers. Landlord and Tenant each represents and warrants to the other that such party has not dealt with any broker in bringing about this Amendment other than Jones Lang LaSalle Brokerage, Inc. Tenant and Landlord each agrees to hold the other harmless and indemnify and defend the other from and against any and all loss, cost, liability, damage and expense arising out of the inaccuracy of the representation contained in the preceding sentence and each party represents to the other that, other than Jones Lang LaSalle Brokerage, Inc., it has not engaged and is not responsible for the payment of a fee, commission or other compensation to any other person in connection with this Amendment.
5.    Defaults. Tenant and Landlord each represents, warrants and covenants to the other that to its actual knowledge it is not in default under any of its obligations under the Lease and that, to the best of its actual knowledge, the other is not in default of its obligations under the Lease and to its actual knowledge no event has occurred nor do any circumstances exist which, with lapse of time or notice or both, would constitute a default by Landlord or Tenant under the Lease as modified by this Amendment.
6.    Ratification of Lease. Except as modified by this Amendment, the Lease and all of the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind the parties hereto and their respective successor and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. In the event of any conflict between the provisions of this Amendment and the Lease, the provisions contained in this Amendment shall prevail and be paramount.
7.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and together a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.
8.    Binding Effect.    This Amendment shall become binding and effective only upon execution and delivery of this Amendment by Landlord and Tenant to the other.
9.    Authority.    Tenant represents and warrants that: (i) the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Amendment by Tenant have been duly and validly authorized by its general partners, to the extent required by its partnership agreement and applicable law, if Tenant is a partnership or, if Tenant is a limited liability company, by its manager, representative(s) or members to the extent required by its operating agreement and applicable law or, if Tenant is a corporation, by its board of directors, if necessary, and by its stockholders, if necessary, at meetings duly called and held on proper notice for that purpose at which there were respective quorums present and voting throughout; (ii) no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to Tenant’s execution and delivery of this Amendment; (iii) the individual (or individuals) who executes and delivers this Amendment on behalf of Tenant is authorized to do so; and (iv) Landlord represents and warrants that Landlord owns the Premises and the Building and has the authority to lease the Premises and that the individual (or individuals) who executes and delivers this Amendment on behalf of Landlord is authorized to do so.
[signature page to follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment the day and year first above written.

Landlord:

JEFFROAD GREEN, LLC

By:         /s/ Eugene R. Diaz

Name:         Eugene R. Diaz
Title:        Senior Vice President

Tenant:

PINNACLE FOODS GROUP LLC

By:         /s/ John F. Kroeger

Name:         John F. Kroeger
Title:        Vice President

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